Exhibit 10.1
PRODUCT DISTRIBUTION AGREEMENT
This Product Distribution Agreement (“Agreement”), effective as of December 6, 2010 (the “Effective Date”), is made by and between Robertson Technologies Licensing, LLC, having an office at 4215 Fashion Square Boulevard, Suite 3, Saginaw, Michigan 48603 and its affiliates (“Robertson”), and Montana Healthcare Solutions PTY Ltd having its principal place of business at 16 Charlton Quay, Desmond Street, Morningside, Johannesburg, South Africa (“Montana Health”).
In consideration of the mutual covenants and agreements herein set forth, the parties agree as follows:
I. RIGHT TO SELL. Robertson has developed a versatile, interactive knowledge management system that can be displayed on multiple platforms and is intended to improve timeliness and accuracy of medical diagnostics (hereinafter “RHealth Advisor”). In accordance with this Agreement, Robertson grants Montana Health the right to sell and market RHealth Advisor license agreements on behalf of Robertson under the terms of this Agreement listed below.
Robertson agrees to deliver such products necessary for contracts generated by Montana Health.
Montana Health agrees to devote its best efforts to the sale of RHealth Advisor license agreements, which includes, but is not limited to, (1) providing an adequate, trained sales and technical staff to promote the sale and support of RHealth Advisor, (2) undertaking promotional campaigns and canvassing prospective users to stimulate the sales of RHealth Advisor, and (3) generating and maintaining relationships with prospective and current customers.
II. RIGHT TO EXECUTE AGREEMENTS. Robertson may grant Montana Health the authority to execute agreements on behalf of Robertson upon completion of the form in Appendix A of this agreement, such authority not being unreasonably withheld. Any agreements pertaining to Robertson products and services signed by Montana Health without written approval by Robertson will result in breach of contract.
III. PROCEEDS OF SALES. Robertson will pay to Montana Health a commission on the sales proceeds for marketing the RHealth Advisor product and supporting services in cases where Montana Health is involved in marketing the product and introduces Robertson Health to complete the licensing arrangement with the customer. The commission rate for each individual sales opportunity will be added as an addendum to this agreement. Commissions will likewise be paid on second tier sales generated from referrals of customers from Montana Health and will be added as an addendum to this agreement. This commission will be paid for sales processed and closed directly by Robertson resulting from marketing efforts of Montana Health, where Montana Health is not involved in the delivery or support of the RHealth Advisor product. Licenses of RHealth Advisor engaged through Montana Health, with their assistance in delivery or support of the product, will not include a commission but will fall under the direction of Section VIII — Revenue Sharing.

IV. RECORDS. Montana Health and Robertson shall keep accurate records regarding the quantities of the RHealth Advisor licenses that are sold. Robertson and Montana Health shall have the right to inspect such records from time to time after providing reasonable notice of such intent to the other party.
V. DISTRIBUTION RIGHTS Montana Health has the right to represent Robertson in the negotiation and sale of RHealth Advisor licenses. Montana Health will bring clients to Robertson who will execute a license agreement with said client or grant Montana Health the authority to execute a license agreement on Robertson’s behalf upon completion of the form in Appendix A of this agreement. Montana Health does not have rights to execute license agreements or other legal contracts on Robertson’s behalf, and can only obtain this right through written authority for each contract. Robertson has an inherent right to make sales through its own organization as well. If Montana Health generates a contact that ends in the execution of a contract, commissions will be paid in accordance with Section VIII of this Agreement. If Robertson generates a sale it can assign the customer service and support to Montana Health in accordance with Section IX.
VI. SUPPORT Montana Health shall receive the support of Robertson in its efforts to market RHealth Advisor licenses. Dr. Joel Robertson, or if not available, an appropriate substitute, shall make appearances at key events, attend key meetings, and endorse (through letters, video, audio, media’s, etc.) Montana Health as Robertson’s partnership organization. Robertson shall support its business technology systems, deliverance of technology to consumer sector, and expertise in handling technical questions. Robertson shall provide training on its products and services to Montana Health and its agents and contractors. Once trained, Montana Health will become a technical implementation partner with Robertson with the capabilities of training all future contractors, agents, distribution outlets, etc.
Any costs incurred by Montana Health in the marketing and distribution of the Robertson Technology are the sole responsibility of Montana Health. Such costs include, but are not limited to, travel, entertainment, printing and marketing.
Any costs incurred by Robertson in the support of Montana Health, including collateral materials and travel expenses, will be the sole responsibility of Robertson.
VII. USE OF ROBERTSON NAME. Robertson expressly prohibits any direct or indirect use, reference to, or other employment of its name, trademarks, or trade name exclusively licensed to Robertson, except as specified in this Agreement or as expressly authorized by Robertson in writing. All advertising and other promotional material will be submitted to Robertson at least two weeks in advance and will only be used if Robertson consents thereto, which consent shall not be unreasonably withheld.
VIII. REVENUE SHARING. Montana Health and Robertson shall share revenues on the sale of RHealth Advisor licenses for all customers brought to Robertson by Montana Health. Revenue sharing agreements will be included as an addendum for each sale. The Revenue Share provision is in effect for license deals with customers actively worked and closed by Montana Health, and where Montana Health is involved in the delivery and/or support of RHealth Advisor with the respective customer. Otherwise, the clause in Section III — Proceeds of Sales will govern the arrangement for commission payment.

IX. CUSTOMER (END-USER) SERVICE AND SUPPORT. For contracts with which Montana Health is to be responsible for the customer (end-user) support, Montana Health will provide adequate, trained technical staff to provide first level customer support. If the first level contact is unable to resolve the customer issue, Montana Health will provide adequate, trained technical staff to provide second level customer support. If the second level contact is unable to resolve the customer issue, the matter will be referred to Robertson to resolve the customer issue. For contracts with which Montana Health provides the first and second level customer support, revenue share will be split accordingly at the support rate, which will be included in an addendum to this agreement in accordance with Section VIII.
X. TAXES
a)	PAYROLL TAXES. Montana Health shall be exclusively liable for, and shall indemnify Robertson against such liability for, all employee payroll taxes and insurance arising out of wages payable to persons employed by Montana Health in connection with the performance of this Agreement.
b)	TAXES. Robertson is not liable for any taxes that Montana Health is legally obligated to pay in connection with this Agreement, and all such taxes (including but not limited to net income or gross receipts taxes, franchise taxes, and/or property taxes) will be the financial responsibility of Montana Health.
XI. DEFAULTS. Either Robertson or Montana Health may terminate this Agreement on written notice if the other party materially breaches this Agreement and such material breach remains uncured for forty-five (45) days following written notice of same from the other party.
XII. INDEPENDENCE OF PARTIES. Nothing contained in this Agreement shall be construed to make Montana Health the agent for Robertson for any purpose, and neither party hereto shall have any right whatsoever to incur any liabilities or obligations on behalf or binding upon the other party. Montana Health specifically agrees that it will solicit orders for RHealth Advisor as an independent contractor in accordance with the terms of this Agreement; and that it will not at any time represent orally or in writing to any person or corporation or other business entity that it has any right, power, or authority not expressly granted by this Agreement.
XIII. ARBITRATION. All disputes under this Agreement that cannot be resolved by the parties shall be submitted to arbitration under the rules and regulations of the American Arbitration Association. Either party may invoke this paragraph after providing 30 days’ written notice to the other party. All costs of arbitration shall be divided equally between the parties. Any award may be enforced by a court of law.
XIV. WARRANTIES. Neither party makes any warranties with respect to the use, sale or other transfer of RHealth Advisor by the other party or by any third party. In no event will Robertson be liable for direct, indirect, special, incidental, or consequential damages, that are in any way related to RHealth Advisor.

XV. TRANSFER OF RIGHTS. This Agreement shall be binding on any successors of the parties. Neither party shall have the right to assign its interests in this Agreement unless the prior written consent of the other party is obtained.
XVI. TERMINATION. This Agreement may not be terminated by either party unless there are violations of the Agreement or either party is not performing its duties as outlined in this document, in which case termination requires party to provide 45 days written notice to the other party.
XVII. INDEMNITY. Montana Health agrees to hold Robertson free and harmless from any and all claims, damages, and expenses of every kind or nature whatsoever (a) arising from acts of Montana Health; or (b) as a direct or indirect consequence of termination of this Agreement in accordance with its terms.
XVIII. ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties with respect to the subject matter of this Agreement and there are no other promises or conditions in any other agreement, whether oral or written. This Agreement supersedes any prior written or oral agreements between the parties with respect to the subject matter of this Agreement.
XIX. AMENDMENT. This Agreement may be modified or amended, if the amendment is made in writing and is signed by both parties.
XX. SEVERABILITY. If any provision of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid or enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.
XXI. WAIVER OF CONTRACTUAL RIGHT. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party’s right to subsequently enforce and compel strict compliance with every provision of this Agreement.
XXII. APPLICABLE LAW. This Agreement shall be governed by the laws of the State of Michigan.
[SIGNATURE PAGE FOLLOWS]

[SIGNATURE PAGE]
This Agreement is entered into by the parties as of the Effective Date.
Technology Provider:
Robertson Technologies Licensing, LLC

By:	/s/ Dr. Joel Robertson Dr. Joel Robertson
CEO
Technology Distributor:
Montana Healthcare Solutions PTY Ltd

By:	/s/ Nicola Brink Nicola Brink — Director
(Print Name/ Title)

APPENDIX A
Montana Health
Letter of Authority to Sign Contract on the Behalf of
Robertson Technologies Licensing, LLC
Customer Name __________
Date __________
Robertson Technologies Licensing, LLC (“Robertson”) hereby provides Ian Puttergill and Nicola Brink of Montana Health the authority to sign the above referenced contract on the behalf of Robertson. The contract as agreed upon is attached to this letter of authority. This letter in no way grants authority to enter Robertson or any other related entity into any contract not referenced above and attached to this letter of authority.
Robertson Technologies Licensing, LLC

Joel C. Robertson
President